As filed with the Securities and Exchange Commission on March 15, 2010

Registration No. 33-85348

333-03091

333-31113

333-69397

333-69961

2-63243

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S–3 Registration Statement No. 33-85348

Post-Effective Amendment No. 1 to Form S–3 Registration Statement No. 333-03091

Post-Effective Amendment No. 1 to Form S–3 Registration Statement No. 333-31113

Post-Effective Amendment No. 1 to Form S–3 Registration Statement No. 333-69397

Post-Effective Amendment No. 1 to Form S–3 Registration Statement No. 333-69961

Post-Effective Amendment No. 2 on Form S–3 to Form S–16 Registration Statement No. 2-63243

UNDER

THE SECURITIES ACT OF 1933

CHATTEM, INC.

(Exact name of registrant as specified in its charter)

Tennessee	62-0156300
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

1715 West 38th Street

Chattanooga, Tennessee 37409

(Address, including Zip Code, Telephone Number,

including Area Code, of Registrant’s Principal Executive Offices)

Theodore K. Whitfield, Jr.

Vice President, General Counsel and Secretary

Chattem, Inc.

1715 West 38th Street

Chattanooga, Tennessee 37409

(423) 821-4571

(Name, Address and Telephone Number,

including Area Code, of Agent for Service)

Copy to:

Michael J. Aiello, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

(212) 310-8000

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:     ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:     ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.     ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.     ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by Chattem, Inc., a Tennessee corporation (the “Company”), remove from registration all securities registered under the following registration statements (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”):

•

Registration Statement on Form S-3 (No. 33-85348), pertaining to the registration of 417,812 shares of common stock, without par value, of the Company (the “Common Stock”), which was filed with the Commission on October 19, 1994, as amended by Pre-Effective Amendment No. 1, which was filed with the Commission on January 11, 1995 and Pre-Effective Amendment No. 2, which was filed with the Commission on February 7, 1995.

•	Registration Statement on Form S-3 (No. 333-03091), pertaining to the registration of 775,792 shares of Common Stock, which was filed with the Commission on May 2, 1996.

•	Registration Statement on Form S-3 (No. 333-31113), pertaining to the registration of 1,296,385 shares of Common Stock, which was filed with the Commission on July 11, 1997.

•

Registration Statement on Form S-3 (No. 333-69397), pertaining to the registration of $250,000,000 in debt securities, preferred stock, Common Stock and warrants, which was filed with the Commission on December 22, 1998.

•	Registration Statement on Form S-3 (No. 333-69961), pertaining to the registration of 125,500 shares of Common Stock, which was filed with the Commission on December 30, 1998.

•

Registration Statement on Form S-16 (No. 2-63243), pertaining to the registration of 150,000 shares of Common Stock pursuant to options granted under the Chattem Drug & Chemical Company Non-Statutory Stock Option Plan, which was filed with the Commission on December 18, 1978, as amended by Pre-Effective Amendment No. 1, Pre-Effective Amendment No. 2, Pre-Effective Amendment No. 3, Pre-Effective Amendment No. 4 and Post-Effective Amendment No. 1, each of which was filed with the Commission on December 18, 1978.

On December 20, 2009, the Company entered into an Agreement and Plan of Merger with sanofi-aventis, a French société anonyme (“Parent”), and River Acquisition Corp., a Tennessee corporation (the “Purchaser”) and an indirect wholly-owned subsidiary of Parent, providing for, among other things, the merger of the Purchaser with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and an indirect wholly-owned subsidiary of Parent. The Merger became effective at 8:16 a.m., Central Time, on March 10, 2010 (the “Effective Time”), pursuant to the Articles of Merger filed with the Secretary of State of the State of Tennessee.

At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Merger was cancelled and (other than shares held by (i) the Company, Parent or any subsidiary of Parent, including the Purchaser, which shares were cancelled without any conversion, or (ii) any subsidiary of the Company, which shares will remain outstanding) converted into the right to receive $93.50 per share in cash, without interest and less any required withholding taxes.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments and terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chattanooga, State of Tennessee, on this 15th day of March, 2010.

CHATTEM, INC.

By:	/s/ ZAN GUERRY
Name:	Zan Guerry
Title:	Chief Executive Officer

Pursuant to the requirements of Securities Act of 1933, these Post-Effective Amendments to the Registration Statements on Form S-3 have been signed by the following persons on this 15th day of March, 2010 in the capacities indicated.

Signature	Title

/s/ ZAN GUERRY Zan Guerry	Chief Executive Officer (Principal Executive Officer)

/s/ ROBERT B. LONG Robert B. Long	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ GREGORY IRACE Gregory Irace	Director

/s/ WAYNE PISANO Wayne Pisano	Director